Exhibit 10.23

LOAN DOCUMENT MODIFICATION AGREEMENT

This Loan Document Modification Agreement (this "Agreement") is made as of this 9th day of August, 2018, by and between Middlesex Savings Bank, a banking corporation organized and existing under the laws of Massachusetts, of 6 Main Street, Natick, Massachusetts 01760 "Lender"), and Dynasil Corporation of America of 313 Washington Street, Suite 403, Newton, Massachusetts 02458 (the "Borrower"); and Optometrics Corporation of 8 Nemco Way, Ayer, Massachusetts 01432, Radiation Monitoring Devices, Inc. of 44 Hunt Street, Watertown, Massachusetts 02472, RMD Instruments Corp. of 44 Hunt Street, Watertown, Massachusetts 02472, Evaporated Metal Films Corp. of 239 Cherry Street, Ithaca, New York 14850, and Dynasil Biomedical Corp. of 44 Hunt Street, Watertown, Massachusetts 02472 (collectively, the "Guarantors").

WHEREAS, on May 1, 2014 Lender made a loan (the "Loan") to Borrower evidenced by a Revolving Line of Credit Note dated May 1, 2014 from Borrower to Lender in the original principal amount of Four Million and 00/100 ($4,000,000) Dollars (the "LOC Note");

WHEREAS, as security for the payment and performance of Borrower's obligations under the LOC Note, Borrower and Guarantors executed and delivered to Lender, (i) a Loan and Security Agreement dated May 1, 2014, by and between the Borrower and the Lender (the "Loan Agreement"), (ii) UCC-1 Financing Statements covering the Collateral described in the Loan Agreement and filed with the Secretary of State of the Commonwealth of Massachusetts, State of New York and State of Delaware (the "UCC-1 Financing Statements"), (iii) Entity Guaranty and Security Agreements, all dated May 1, 2014 from Guarantors to Lender (the "Guaranties"), (iv) a Stock Pledge Agreement by Borrower in favor of Lender dated May 1, 2014 (the "Stock Pledge"); and (v) a Subordination Agreement dated as of May 1, 2014 given by Massachusetts Capital Resource Company ("MCRC") to Lender (the "MCRC Subordination") by which all debt of Borrower to MCRC (the "Junior Debt") is subordinated to all Obligations of Borrower to Lender. Collectively, the Loan Agreement, the UCC-1 Financing Statements, the Guaranties, the Stock Pledge, and the MCRC Subordination are referred to, together with various other documents referred to therein, as the same may be amended from time to time, as the "Security Instruments";

WHEREAS, Borrower and Lender amended the terms of the Loan pursuant to a Loan Document Modification Agreement dated September 29, 2015, by adding or modifying certain financial covenants by Lender, granting to Borrower consent to pay-down or pay-off certain amounts of the Junior Debt, and by adding an option on the part of Borrower to term out a certain amount of Advances made to Borrower under the LOC Note;

WHEREAS, Borrower and Lender further amended the terms of the Loan pursuant to a Second Amendment of Loan Agreement dated December 2, 2016, to (i) provide for Borrower to pay dividends under certain circumstances, (ii) make a distribution to Dynasil Biomedical Corp. to invest in Xcede Technologies, and (iii) modify the debt service coverage covenant;

WHEREAS, Borrower and Lender further amended the terms of the Loan pursuant to a Loan Document Modification Agreement dated May 16, 2017, by modifying the Advance Period Termination Date as set forth therein, and providing for an equipment line of credit in favor of the Borrower (the "Equipment Line of Credit"), as evidenced by a certain Equipment Line of Credit Master Note (Non-Revolving) in the maximum principal amount of One Million and 00/100 ($1,000,000.00) Dollars (the "Equipment Line of Credit Note"); and

WHEREAS, pursuant to and in accordance with the terms and conditions set forth herein, the Loan Agreement shall be further amended for the purposes of (i) renewing and modifying the Equipment Line of Credit and replacing the Equipment Line of Credit Note, and (ii) modifying the Maximum Funded Debt Ratio set forth in the Loan Agreement.

Now, therefore, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

1.            The first sentence of Section 1.1 of the Loan Agreement is hereby deleted in its entirety, and the following new first sentence is substituted therefor:

"1.1    Loans and Notes. The Lender agrees to extend to Borrower the following loans evidenced by the notes described herein:"

2.            Section 1.1.3 of the Loan Agreement is hereby deleted in its entirety, and the following new first paragraph is substituted therefor:

"1.1.3   Non-Revolving Equipment Line of Credit/Demand Loan. A Non-Revolving Equipment Line of Credit/Demand Loan evidenced by a certain Equipment Line of Credit Note (Non-Revolving) dated August_____, 2018, allowing advances aggregating not more than Seven Hundred Fifty Thousand and 00/100 ($750,000.00) Dollars (the 'Equipment Line of Credit Note'). Subject to the demand of Lender, the availability of credit under the Non-Revolving Equipment Line of Credit/Demand Loan shall expire on April 30, 2019, unless renewed by Lender in writing.

Borrower agrees to pay Lender all advances (each, an 'Advance'), whether pursuant to the Notes (defined below) or otherwise, all of which, together with all other indebtedness, liabilities and commitments which Borrower owes to Lender, whether (a) arising under this Agreement or otherwise, (b) now existing or hereafter arising, or (c) direct or indirect, absolute or contingent, joint or several, due or not due, are referred to as the 'Obligation(s)'.

All advances under the Equipment Line of Credit Note are being made upon the terms contained in this Agreement, the Notes and any other Security Instruments (as defined herein), the terms of which are incorporated herein.

No Advance under the Equipment Line of Credit shall exceed (i) eighty (80%) percent of the net purchase price (exclusive of any soft costs, transportation or installation charges) of new equipment or (ii) eighty (80%) percent of the Net Orderly Liquidation Value of used equipment. The term 'Net Orderly Liquidation Value' or 'NOLV' means the value of equipment that is estimated, at the Bank's discretion, to be recoverable in an orderly liquidation of such equipment, stated at cost under a court authorized going out of business sale, net of liquidation expenses, such value to be as determined from time to time by Lender in its commercially reasonable discretion or by a qualified appraisal company selected by Lender (excluding all shipping and related soft costs) of the equipment, expenditures or improvements referred to therein."

3.            The Loan Agreement is hereby amended to add the following new Section 1.1.4 thereto:

"1.1.3    Term Loan. A term loan (the "Term Loan") evidenced by that certain Equipment Line of Credit Term Note from Borrower to Lender in the original principal amount of Seven Hundred Fifty Two Thousand Five Hundred Forty Three and 15/100 ($752,543.15) Dollars, dated July 31, 2018 (the 'Term Note'). The Term Note, the Line of Credit Note and the Equipment Line of Credit Note, collectively are referred to as the 'Notes', as such Notes may be amended, restated modified or replaced from time to time.

The principal balance of the Term Loan, together with interest thereon, shall be payable in accordance with the Term Note. On any date on which a payment of interest or principal is due thereunder, the Bank may charge the Borrower's loan account at the Bank with the amount thereof. The failure of the Bank so to charge such loan account shall not relieve the Borrower of its obligations to make payments in accordance with the Term Note. Interest shall be computed, and prepayment may be made in accordance with the Term Note."

4.            Section 4.9A of the Loan Agreement is hereby deleted in its entirety, and the following new Section 4.9A is substituted therefor:

"4.9A Maximum Leverage. At the close of each fiscal quarter of the Borrower, and on a trailing four (4) quarter basis, Borrower shall maintain Maximum Leverage of 2.5:1. For purposes of this Section 4.9A, the following terms shall have the defined meanings:

'Adjusted EBITDA' shall mean, EBITDA, excluding therefrom non-cash and/or recurring expenditures or gains (as permitted), and the operating income or loss of the Xcede joint venture that is consolidated into Borrower's financial results.

'Maximum Leverage' shall mean that quotient equal to (a) the sum of (i) Senior Secured Debt plus (ii) Subordinated Debt, divided by (b) Adjusted EBITDA."

5.            Prior to the date of this Amendment, an Event of Default has occurred and is continuing as a result of Borrower's failure to adhere to the requirements of the Minimum Debt Service Coverage Ratio set forth in Section 4.9 of the Loan Agreement, which requires that the Borrower maintain a minimum debt service coverage ratio of not less than 1.20:1.0. Pursuant to the financial information which Borrower provided to the Bank for the quarterly periods ending on (i) March 31, 2018, whereby Borrower reported a debt service coverage ratio of .99:1.00, and (ii) June 30, 2018, whereby Borrower reported a debt service coverage ratio of 1.10:1.00, Borrower's debt service coverage ratio failed to adhere to the requirements of Section 4.9 for such periods, thereby constituting separate Events of Default under Section 6.1.3 of the Loan Agreement. The Bank hereby waives enforcement of its rights against the Borrower arising from these Events of Default to the extent, and only to the extent, that the specific Events of Default occurred or existed under the Agreement on or as of June 30, 2018. This waiver shall be effective only for the specific Events of Default listed above and only through or as of the date specified above, and in no event shall this waiver be deemed to be a waiver of (a) enforcement of the Bank's rights with respect to any other Event of Default now existing or hereafter arising, or (b) Borrower's compliance with (i) the covenants or other provisions of the Agreement from and after the date specified above or (ii) any other covenants or provisions thereof.

6.            Borrower and Guarantors confirm that the Security Instruments, as amended by or added to in connection with this Agreement, constitute the valid and enforceable obligations of Borrower and Guarantors, and that neither Borrower nor Guarantors has any existing claims, defenses or rights of setoff with respect thereto.

7.            Borrower and Guarantors hereby warrant and represent that the statements set forth in the recitals above are true and correct, and that all representations and warranties made by Borrower and Guarantors in the Security Instruments continue to be true and correct in all material respects.

8.            It is further agreed that this Agreement shall not, in any manner, release, relinquish, or otherwise affect the liens, security interests, and rights created by or arising under the Security Instruments or its priority over other liens, charges, or encumbrances affecting the Collateral referred to therein (except by extending such lien to secure, inter alia, any and all new obligations created hereby and pursuant to the Equipment Line of Credit Note and the Term Note) or Borrower’s or Guarantors' liability thereunder; and all other terms, conditions and covenants therein contained which are not hereby amended, are hereby ratified and confirmed as previously written.

9.            Borrower and Guarantors hereby acknowledge that there are and were no oral or written representations, warranties, understandings, stipulations, agreements or promises made by any party or by any agent, employee or other representative of any party, pertaining to the subject matter of this Agreement which have not been incorporated herein. No express or implied consent to any further modifications involving any of the matters set forth in the Security Instruments or herein shall be inferred or implied by Lender's execution of this Agreement. Any further modification of the Loan Agreement shall require the express written approval of Lender. No provision hereof shall be modified or limited except by a written instrument signed by the parties hereto, expressly referring hereto and to the provision so modified or limited.

10.          Except as expressly amended and modified by this Agreement all of the terms and conditions of the Security Instruments shall remain in full force and effect.

[Signature Page to Follow]

Executed under seal this 9th day of August, 2018

MIDDLESEX SAVINGS BANK

By:	/s/ Tony Zhang
Tony Zhang, Senior Vice President

DYNASIL CORPORATION OF AMERICA
OPTOMETRICS CORPORATION
RADIATION MONITORING DEVICES, INC.
RMD INSTRUMENTS CORP.
EVAPORATED METAL FILMS CORP.
DYNASIL BIOMEDICAL CORP.

By:	/s/ Robert Bowdring
Robert Bowdring, Chief Financial Officer of each of the above named corporations

[Signature Page to Loan Modification Agreement]

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